Exhibit 99.1

Orthofix Appoints Two New Independent Board Members

Randy Thurman Named Chairman; Expands Board to Eight Directors

LEWISVILLE, Texas – November 6, 2013 – Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced the addition of Randy Thurman and Kathleen (“Kathy”) Regan as new independent directors to the Company’s Board, effective immediately. Mr. Thurman succeeds Jim Gero as Chairman of the Board. Mr. Gero, who has served on Orthofix’s Board since 1998 and as Chairman since 2005, has retired from the Board upon the appointment of Mr. Thurman and has agreed to serve as a consultant to the Board until January 2015. With these appointments, the Orthofix Board of Directors is comprised of eight members, seven of who are independent and all of whom are annually elected.

“On behalf of the Board of Directors, the Orthofix management team and all employees, I want to thank Jim for his many years of service and tireless commitment to Orthofix,” said Brad Mason, President and Chief Executive Officer of Orthofix. “Jim’s leadership and guidance have been integral to Orthofix and its growth, and we wish him the best in his future endeavors.”

Mr. Gero said, “I am honored to have served on the Orthofix Board for 16 years, the last nine as Chairman. Over the past several months, the Board and I have searched for potential new board candidates, and I’m excited that we’ve found and been able to appoint two outstanding new directors in Randy and Kathy. With their addition, I feel it’s the right time for me to retire as a director and Chairman, and I look forward to assisting the Board as a consultant.”

“Randy and Kathy are two exceptional leaders in the healthcare industry and we are delighted to welcome them to our Board of Directors,” said Mr. Mason. “Over the past few months we have reorganized our business to try to better focus on operational performance and increase the Company’s growth potential. We believe our new directors bring a wide range of industry, financial and general business experience to Orthofix. We are confident that Randy’s operational, CEO and Chairman experience will help us as we work towards stabilizing and driving our organic business, and that Kathy’s extensive M&A background will be invaluable to potential future inorganic growth opportunities.”

“I am extremely enthusiastic about joining Orthofix at a time when I believe it is positioned for significant value creation,” said Mr. Thurman. “Brad has assembled an exceptional leadership team, and I am very impressed by the operational improvements that are being implemented at the Company. I see this as an inflection point in Orthofix’s future, and I look forward to working with Brad and his team to capitalize on the many opportunities that lie ahead.”

Randy Thurman

Randy Thurman currently serves as a consulting advisor in private equity and has worked with firms such as New Mountain Capital LLC and AEA Investors LP. Prior to that, he was a Founder, Chairman & CEO of VIASYS Healthcare Inc., a global leader in respiratory and neurological diagnostics, critical care, medical/surgical technologies and orthopedic product development and manufacturing. Mr. Thurman was named an Ernst & Young Entrepreneur of the Year in 2007. Prior to joining VIASYS Healthcare Inc., he was Founder and CEO of Strategic Reserves LLC, which provided advisory services to bio-pharmaceutical, genomic and medical device companies. He also previously served as Executive Chairman of Enzon Inc., a publicly traded biopharmaceutical company, and as Chairman & CEO of Corning Life Sciences, Inc., Corning Incorporated’s health care division and the predecessor to Quest Diagnostics Incorporated and Covance Inc. Earlier in his career, Mr. Thurman was with Rorer Pharmaceuticals Inc., where he led its successful acquisition of Revlon Healthcare and subsequent merger with Rhône-Poulenc. He subsequently served as President of Rorer Pharmaceuticals Inc. and Rhone-Poulenc Rorer Pharmaceuticals Inc. His extensive governance experience includes being Executive Chairman of Cogent Healthcare and a director of Allscripts Inc., Arno Therapeutics and Presbia Inc. Mr. Thurman completed Wharton’s Corporate Governance program. Mr. Thurman served as a U.S. Air Force fighter pilot in Vietnam and graduated from the U.S. Air Force Air Command & Staff College. Mr. Thurman received a B.S. in economics from Virginia Polytechnic Institute and an M.A. in management from Webster University.

Kathleen Regan

Kathleen (“Kathy”) T. Regan has been advising and investing in healthcare companies for the past twenty five years. She became a venture partner of Radius Venture, a venture capital firm focused on the life sciences and healthcare industry, in 2010. Prior to joining Radius, Ms. Regan was the Executive Vice President of Keystone Dental, Inc., a portfolio company of Warburg Pincus LLC, where she led strategy and business development. Between 2003 and 2008, she served as a consultant to Warburg Pincus LLC, a leading global private equity firm, where she was involved in investing with the medical technology team and served as a board member to several portfolio companies. Previously, Ms. Regan spent fifteen years in healthcare investment banking and was a Senior Managing Director and Director of Healthcare Investment Banking at Sun Trust Robinson Humphrey LLC and, previously, a Managing Director at Freedom Securities Tucker Anthony. Ms. Regan currently serves on the board of directors of Aeris Therapeutics LLC., a privately held company focusing on emphysema therapies, and EndoGastric Solutions, Inc., a Radius portfolio company focusing on the treatment of gastroesophageal reflux disease. She also serves on the Board of Trustees of the Lutheran HealthCare, a not for profit hospital, family health network, long term care and home health care system in New York. Ms. Regan received a B.A., cum laude, from Princeton University and a MPH from Columbia University.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative orthopedic solutions that drive value for patients, surgeons, and providers. Orthofix’s products are widely distributed around the world to surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation and Education Foundation and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Contact:

Mark Quick

Director of Investor Relations

markquick@orthofix.com

214-937-2924